Exhibit 99.1

Elder-Beerman September Comparable Store Sales Rise 2.9%

    DAYTON, Ohio--(BUSINESS WIRE)--Oct. 9, 2003--Comparable store sales for The Elder-Beerman Stores Corp. (Nasdaq:EBSC) increased 2.9 percent for the five weeks ended October 4, 2003, compared to the five weeks ended October 5, 2002. Total store sales increased by 2.5 percent to $59.7 million versus the same period last year. The best performing businesses in September were children's clothing, ladies' better, moderate and special size sportswear, ladies coats and domestics.
    For the year to date, comparable store sales decreased by 3.1 percent for the 35 week period ended October 4, 2003. Total store sales decreased 3.8 percent to $364.7 million versus the same period last year.

    The nation's ninth largest independent department store chain, The Elder-Beerman Stores Corp. is headquartered in Dayton, Ohio and operates 68 stores in Ohio, West Virginia, Indiana, Michigan,
Illinois, Kentucky, Wisconsin and Pennsylvania. Elder-Beerman's 69th store opens October 23, 2003, in Muscatine, Iowa. For more information about the company see Elder-Beerman's web site at www.elder-beerman.com.



------------------------------ --------------------------------------
(dollars in millions)                    SEPTEMBER SALES(a)
------------------------------ --------------------------------------
                                                 Total     Comparable
                                                 Sales       Sales
         (unaudited)            2003    2002    Change(b)   Change(b)
------------------------------ ------- ------- ---------- -----------

The Elder-Beerman Stores Corp.  $59.7   $58.2     2.5%        2.9%
------------------------------ ------- ------- ---------- -----------

------------------------------ ---------------------------------------
(dollars in millions)                   YEAR TO DATE SALES(a)
------------------------------ ---------------------------------------
                                                   Total    Comparable
                                                   Sales       Sales
         (unaudited)             2003    2002     Change(b)  Change(b)
------------------------------ -------- -------- ---------- ----------

The Elder-Beerman Stores Corp.  $364.7   $378.9    (3.8%)     (3.1%)
------------------------------ -------- -------- ---------- ----------

(a) All sales figures exclude leased department sales.
(b) Percentages may not correspond to the actual sales figures due to rounding of sales figures.

    CONTACT: The Elder-Beerman Stores Corp.
             Edward Tomechko, 937-296-2683
             Gloria Siegler, 937-296-7339